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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): Not Applicable
                                                          --------------



                             Crown Books Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                       0-11457                         52-1227415
-------------------------------    ---------------------       -------------------------------
(State or other jurisdiction of    (Commission File No.)       (I.R.S. Employer Identification
             incorporation)                                                    No.)

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                  3300 75th Avenue, Landover, MD            20785
             ----------------------------------------    ----------
             (Address of principal executive offices)    (Zip Code)



      (Registrant's telephone number, including area code): (301) 226-1200
                                                            --------------


                                 Not applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)



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Item 5.  Other Events

        On July 14, 1998, Crown Books Corporation ("Registrant") and its subsidiaries, Crown Books East Corporation, Crown Books West Corporation, Crown
Books National Corporation, Super Crown Books Corporation and Crown DHC
Corporation (collectively, the "Subsidiaries") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United
States Bankruptcy Court for the District of Delaware (the "Court"). The cases of
Registrant and the Subsidiaries, which are being jointly administered, are pending in such Court as Cases Nos. 98- 1575(RRM) through 98-1580(RRM) inclusive. They are referred to herein individually as a "Case" and collectively as the "Cases. Each of Registrant and the Subsidiaries is continuing to operate its business as a debtor-in-possession.

        At the time of Registrant's bankruptcy filing, Registrant and its subsidiaries operated a chain of approximately 177 retail book stores in nine distinct geographic markets located throughout the United States. Subsequently, Registrant determined that it was in Registrant's best interest, and the best interest of its creditors, to close up to 79 of its retail stores (such 79 stores are referred to herein as the "Stores").

        On July 22, 1998, the debtors-in-possession in the Cases, including
Registrant, filed with the Court a motion (the "Motion") seeking an order (a) approving the closing of certain of the debtors-in-possession' retail stores,
(b) authorizing "going out of business" sales at such store locations, (c) exempting toe proposed sales from state and local regulatory laws and lease provisions with which a debtor-in-possession might otherwise be required to comply, authorizing the debtors-in-possession to enter into an agency agreement with a liquidator providing for the closing of some or all of the Stores, (e) authorizing the conduct of an auction sale of the rights to enter into such, and
(f) approving certain notice and bidding procedures.

        On August 12, the auction contemplated by the Motion was conducted. A joint venture among Schottenstein Capital Group, LLC, Gordon Brothers Retail
Partners, LLC and the OZER Group, LLC (collectively, the "Liquidator") was the successful bidder. Following the auction, the Liquidator and Registrant entered into an agreement (the "Agency Agreement") authorizing the Liquidator to liquidate 38 of the Stores.

        The Court held a hearing to consider the Motion on August 14, 1998.
Following the hearing, the Court entered an order (the "Order") substantially granting the relief requested in the Motion, subject to the resolution of certain objections to the Motion then pending. Such objections were resolved on August 20, 1998.

        The Agency Agreement provides that the Liquidator, as Registrant's
Agent, will liquidate the 38 designated Stores (the "Designated Stores"), and will pay to Registrant a "guaranteed amount," calculated in accordance with a formula, estimated to be approximately $11,300,000, subject to adjustments for returned goods.

        The Order also authorized the debtors-in-possession to close up to an additional 41 Stores (the "Additional Stores"). Registrant has entered into an agreement with its major inventory supplier (the "Return Agreement") pursuant to which the inventory at the Additional Stores will be returned to the supplier. Under the Return Agreement, Registrant will receive a credit against the debtors-in-possession' cost of the returned inventory estimated to be approximately $12.3 million (the "Ingram Claim Amount") subject to the 502(d)
Reservation, as defined in the Return Agreement, and is subject to a reduction not to exceed $1 million if the parties are unable to reconcile the discrepancy within 30 days. Any resulting dispute will be presented to the court for determination.





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Item 7. Financial Statements and Exhibits

        99.1   The Motion

        99.2   The Order

        99.3   The Agency Agreement

        99.4   The Return Agreement



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                         CROWN BOOKS CORPORATION
                                         -----------------------
                                         (Registrant)


Dated: August 25, 1998                          By:/s/ Stephen M. Petty
                                                   --------------------
                                                   Stephen M. Petty,
                                                   Chief Financial Officer






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